EXHIBIT 11.1


STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

The per share computations are based on the weighted average number of common shares outstanding during the periods.

                         Three Months Ended June 30,  Nine Months Ended June 30,
                         ---------------------------  --------------------------
                             1998          1997           1998          1997
                           -------       -------        -------       -------
Shares outstanding at        9,667         9,691          9,670         9,696
beginning of period

Issuance of common
stock                           --            --             --            --

Repurchase and
retirement of common
stock                          (17)          (21)           (20)          (26)
                           -------       -------        -------       -------

Shares outstanding at
end of period                9,650         9,670          9,650         9,670
                           =======       =======        =======       =======

Weighted average
shares outstanding           9,660         9,676          9,665         9,688
                           =======       =======        =======       =======

Net earnings (loss)        $  (474)      $    36        $ 6,361       $ 9,317
                           =======       =======        =======       =======

Earnings (loss) per
common share               $ (0.05)      $  0.00        $  0.66       $  0.96
                           =======       =======        =======       =======

The Company has no common stock equivalents outstanding.


                                       7